11960 Southwest 144th Street
Miami, Florida 33186
(305) 253-5099
www.noven.com

F O R            I M M E D I A T E            R E L E A S E

NOVEN EARNS MILESTONE PAYMENT
UNDER P&G COLLABORATION

MIAMI, FL., December 29, 2004 – Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) today announced that it has earned a $3.0 million success fee for attaining a development milestone under its development collaboration with P&G Pharmaceuticals, Inc., a subsidiary of The Procter & Gamble Company. Noven expects to report the $3.0 million success fee as license and contract revenues for the quarter ending December 31, 2004.

In light of the success fee, Noven also updated its previously issued financial guidance for full-year 2004. Noven currently expects its earnings per share for full-year 2004 to be in the $0.45 to $0.50 range and its 2004 net revenues to exceed 2003 levels. This guidance is based on Noven’s current assumptions and expectations regarding the business and operations of Noven and Novogyne Pharmaceuticals (Noven’s women’s health products company owned jointly with Novartis Pharmaceuticals Corporation). Actual financial results could differ materially if these assumptions or expectations prove to be incorrect.

Noven, headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven’s prescription patches are approved in over 30 countries, and a range of new patches are being developed in collaboration with Novartis Pharma AG, Shire Pharmaceuticals Group plc, Procter & Gamble Pharmaceuticals, Endo Pharmaceuticals Inc. and others. Together with Novartis Pharmaceuticals Corporation, Noven owns Novogyne Pharmaceuticals, a profitable women’s health products company with 2003 sales of over $100 million. Among other products, Novogyne markets and sells Noven’s Vivelle-Dot® product — the smallest estrogen patch in the world, and the most dispensed transdermal estrogen product in the U.S. Noven is committed to expanding the universe of available transdermal therapies for the benefit of patients, partners and shareholders. See www.noven.com for additional information.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words “expects” and “could” identify certain of such forward-looking statements. Readers are cautioned that actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. These risks and uncertainties include but are not limited to: the inherent uncertainties associated with financial projections; the possibility that one or more assumptions underlying Noven’s financial guidance may prove to be incorrect, including the assumptions that there will be no additional recalls of CombiPatch beyond the one lot described in Noven’s Form 10-Q for the quarter ended September 30, 2004, and that there will not be any unforeseen material transactions, changes in Noven’s or Novogyne’s accounting or accounting principles, developments regarding regulatory matters or clinical studies, changes in the supply of, demand for, or distribution of Noven’s HT products (including any changes resulting from the impact of competitive HT products that have been launched in 2004); the risk that Novogyne may not be able to realize the full value of the marketing rights for Noven’s CombiPatch product; uncertainties regarding the timing and magnitude of any product recall, including those which may be related to the CombiPatch stability issue discussed in Noven’s Form 10-Q for the quarter ended September 30, 2004 and, in particular, the risk that additional lots of CombiPatch could be recalled if Noven’s stability testing related to the October 2004 stability failure reveals that additional lots do not meet specification; risks and uncertainties related to the fact that the decision to recall product resides with Novartis as the holder of the CombiPatch NDA and is not within Noven’s control; the possibility that Noven’s or Novogyne’s estimates of the impact of future returns and other charges may prove inaccurate, incomplete or otherwise incorrect; the impact of detected or undetected product stability failures or other product defects on Noven’s ability to estimate its reserves for sales returns and other associated accounting consequences; risks related to Noven’s dependence on Novartis to perform Novogyne’s financial, accounting, inventory, distribution, revenues and sales deductions functions (including return reserves and any asset impairment decisions for Novogyne), including the risk that Novartis may perform these functions differently than Noven would have, inadequately or incorrectly; the possibility that Noven’s financial results could fluctuate from period to period or otherwise be affected by Novartis’ monitoring of trade inventory levels for Novogyne and its decisions related thereto; the risk that the products under development with P&G Pharmaceuticals may not be successfully developed, approved by the FDA or commercialized; the risk of losses from product liability claims resulting from the use of HT products such as the lawsuits presently pending against Noven and Novartis with respect to Noven’s products, as well as any indemnification or contribution obligations that Noven may have to Novartis or Novogyne related to product liability claims; the risk that the actual amount incurred by Noven in connection with the current IRS audit (as previously disclosed in Noven’s Form 10-Q for the quarter ended September 30, 2004) exceeds the amount that Noven has accrued; risks and uncertainties relating to changes in our business relationships/collaborations; and risks and uncertainties arising from changes in the economy or the health care sector generally. Noven cautions that the foregoing list is not exhaustive. In addition to the risks and factors identified above, reference is made to the risks and factors detailed in Noven’s Annual Report on Form 10-K as well as other reports filed by Noven with the Securities and Exchange Commission.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
Noven Pharmaceuticals, Inc.
(305) 253-1916

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